For Immediate Release	Contact:
Cassie France-Kelly Public Relations (443) 542-2116 media@martek.com

Kyle Stults Investor Relations (410) 740-0081 investors@martek.com

Martek Signs Multi-Year Worldwide Sole Source Supply Agreement with Abbott

COLUMBIA, Md. — October 8, 2007 — Martek Biosciences Corporation announced today that it has entered into a long-term supply agreement with Abbott Nutrition, a leading worldwide producer of infant formula products including the Similac® Advance® brand. Martek will serve as Abbott’s exclusive worldwide DHA and ARA supplier for all of its infant formula products. The agreement provides for a 10-year term with Abbott having the right to terminate the arrangement as of January 2012.

Martek has been supplying DHA and ARA to Abbott for use in infant formula products under a 25-year license agreement signed in 2000 which remains in effect. In the new supply agreement, Abbott has committed to purchase all of its worldwide DHA and ARA requirements from Martek.

Martek manufactures nutritional oils that contain the long-chain polyunsaturated fatty acids DHA and ARA, both of which are naturally present in breast milk. Clinical studies have demonstrated benefits for infants receiving formula supplemented with DHA and ARA. Martek’s proprietary blend of DHA and ARA, marketed under the brand names life’sDHA™ and life’sARA™, is currently used in over 95% of U.S. infant formulas. Additionally, infant formula containing life’sDHA and life’sARA has been consumed by over 20 million infants in over 65 countries worldwide.

“This new agreement affirms the benefits of adding Martek’s DHA and ARA to infant formula,” said Steve Dubin, CEO of Martek. “With this new arrangement, two-thirds of Martek’s business in the infant formula market is subject to multi-year, sole source agreements.”

Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation and development of DHA omega-3 products that promote health and wellness through every stage of life. The company produces life’sDHA™, a sustainable and vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, beverages, infant formula, and supplements. The company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, from a sustainable, vegetarian source, for use in infant formula. For more information on Martek Biosciences Corporation, visit http://www.martek.com.

Sections of this release contain forward-looking statements. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Form 10-K for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K.